Exhibit 99.1

NEWS RELEASE for May 2, 2005

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION ANNOUNCES MATERIAL WEAKNESS IN INTERNAL CONTROLS AND RESTATEMENT OF ITS FINANCIAL STATEMENTS DUE TO A CORRECTION IN THE PRESENTATION OF BORROWINGS AND REPAYMENTS UNDER ITS REVOLVING CREDIT FACILITY.

FIRST QUARTER 2005 EARNINGS CONFERENCE CALL SCHEDULED FOR TUESDAY, MAY 3rd AT 11:00AM ET

MIAMI, FLORIDA, May 2, 2005 —

World Fuel Services Corporation (NYSE: INT) today announced that its management has determined that the presentation of borrowings and repayments under the Company’s revolving credit facility contained in the Company’s consolidated statements of cash flows must be revised to reflect such borrowings and repayments on a gross basis rather than net basis. As a result, the Company will be restating its consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and the nine months ended December 31, 2002 included in the Company’s Form 10-K for the year ended December 31, 2004. In addition, the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2004 and 2003 will be restated. The restatement will have no impact on the Company’s previously reported net income or on net cash from operating activities, investing activities and financing activities.

The following table sets forth the impact of the restatement on amounts previously reported in the Company’s consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and the nine months ended December 31, 2002 (in thousands):

	For the Year ended December 31,			For the Nine Months Ended December 31, 2002
	2004	2003	2002
	(Unaudited)
Borrowings under revolving credit facility, as restated	$285,000	$32,000	$10,000	$10,000
Repayments under revolving credit facility, as restated	(235,000)	(32,000)	(10,000)	(10,000)

Net borrowings under revolving credit facility, as previously reported	$50,000	$—	$—	$—

The following table sets forth the impact of the restatement on amounts previously reported in the Company’s consolidated financial statements for the three months ended March 31, 2004 and 2003, the six months ended June 30, 2004 and 2003, and the nine months ended September 30, 2004 and 2003 (in thousands):

	For the Three Months ended March 31,		For the Six Months ended June 30,		For the Nine Months ended September 30,
	2004	2003	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Borrowings under revolving credit facility, as restated	$10,000	$16,000	$90,000	$22,000	$160,000	$27,000
Repayments under revolving credit facility, as restated	(10,000)	—	(40,000)	(17,000)	(125,000)	(22,000)

Net borrowings under revolving credit facility, as previously reported	$—	$16,000	$50,000	$5,000	$35,000	$5,000

Management had previously concluded that as of December 31, 2004 the Company did not maintain effective internal control over financial reporting because the Company 1) was recognizing revenue and cost of sales when supporting documentation relating to fuel deliveries and related services had been received from third parties utilized by the Company to provide fuel and related services rather than at the time fuel deliveries were made and related services were performed as required by generally accepted accounting principles and 2) did not maintain effective controls to ensure the accuracy and presentation and disclosure of inventory derivative instruments. Furthermore, management has concluded that as of December 31, 2004 the Company did not maintain effective controls over the presentation of borrowings and repayments under the Company’s revolving credit facility in the statement of cash flows. This control deficiency will result in the restatement of previously issued financial statements. Management has concluded that this control deficiency constitutes a material weakness. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management’s report on internal control over financial reporting as of December 31, 2004 is being restated to reflect inclusion of this additional material weakness. Accordingly, management’s report on internal control over financial reporting as of December 31, 2004 should no longer be relied upon.

Also, the report of the Company’s independent registered public accounting firm is expected to continue to express an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. However, the report is expected to be modified to reflect inclusion of the additional material weakness.

First Quarter Results Conference Call and Webcast

A conference call has been scheduled for Tuesday, May 3rd at 11:00AM ET to discuss the restatement, as well as the Company’s first quarter 2005 results.

To join the call from Canada and the US, dial 888 343 7145; International calls may be placed by dialing 415 537 1859. In addition, the call will be broadcast live simultaneously over the Internet and may be access online by going to the Company’s site at www.wfscorp.com or by going to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=101792&eventID=1060987.

A replay of the call will be available through May 10, 2005, and may be accessed from Canada and the US by dialing 800 633 8284 and entering conference ID number 21245122; International calls may be placed by dialing 402 977 9140. A replay of the webcast will also be available through June 30, 2005, at the URLs noted above.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.